Exhibit 99.1

Turning Point Brands Names Former Liberty Media Executive Yavor Efremov as CEO

-	Current Chief Executive Officer, Larry Wexler, To Retire in January 2022, After Leading The Company for Nearly Two Decades; Will Continue To Serve on Board of Directors

-	Planned Succession Brings A Seasoned Executive With Extensive Operating and M&A Experience To The Company as It Embraces Its Next Growth Phase

-	Company Expects 2021 Revenue and EBITDA To Be Towards The Higher End of Previously Communicated Guidance

LOUISVILLE, Ky. – December 16, 2021 – Turning Point Brands, Inc. (“TPB” or “the Company”) (NYSE: TPB), a manufacturer, marketer and distributor of branded consumer products, including alternative smoking accessories and consumables with active ingredients, announced today the appointment of Yavor Efremov as President and Chief Executive Officer, effective January 11, 2022. Mr. Efremov succeeds the Company’s current CEO, Larry Wexler, who will retire in January following 18 highly successful years at TPB. Mr. Wexler will remain on the Board of Directors and serve as a consultant to the Company following his retirement.

Prior to joining Turning Point Brands, Mr. Efremov served as the CEO of Motorsport Network, where he was responsible for upgrading the IT infrastructure, processes, and company strategy to support the integration of more than 30 businesses around the world. He also served as a senior executive at Liberty Media Corp., where he was instrumental in sourcing, financing, and growing Liberty’s investments in multibillion-dollar businesses, including Charter Communications and Formula 1. Prior to that, Mr. Efremov worked as an investment banker at Goldman Sachs & Co. and as a corporate lawyer at the law firm of Cleary, Gottlieb, Steen & Hamilton. Mr. Efremov holds a J.D. from Yale Law School and a Ph.D. in economics from Yale University. He also has a B.S. in mathematics and a B.A. in economics from Furman University.

“Yavor joined Turning Point’s Board of Directors in July 2021 to help develop our long-term strategic plan. Since then, he has spent extensive time working closely with teams in each area of the business,” said David Glazek, Chairman of Turning Point Brands. “Yavor came highly recommended by some of the most successful operators and investors in the world. The Board is confident he has the right skill-set to help grow the Company to the size and scale necessary to maximize value in a world driven by constantly shifting consumer preferences.”

“During my time as a Board member, I have been impressed by the Company’s prospects across all divisions,” said Mr. Efremov. “In my new role as CEO, I look forward to working alongside this dynamic team of industry leaders to tackle large, compelling opportunities in our existing business and adjacent categories as continued regulatory developments open new avenues for future growth. Our unique organizational infrastructure and strong financial position gives us the flexibility to pursue a variety of large organic and inorganic opportunities to increase shareholder value.”

“I would like to thank Larry Wexler for his unwavering dedication to TPB throughout his long and distinguished career. His vision and leadership helped the Company achieve dramatic growth during his tenure as CEO, including its successful IPO in 2016,” continued Mr. Glazek. “Larry helped create a high-cash generating engine, with iconic brands and extensive distribution capabilities that reach millions of consumers across over 210,000 retail outlets and industry-leading e-commerce platforms. This foundation puts us in a strong position to tackle large, attractive opportunities that are inaccessible to many of our competitors.”

“It has been my sincere privilege to serve Turning Point Brands and its stakeholders during this period of significant growth as we increased EBITDA fivefold over the past 18 years,” said Mr. Wexler. “I want to thank both the Board for the opportunity to serve our shareholders, and my colleagues for their dedication, hard work and, most importantly, their resiliency during my tenure. Turning Point Brands is well-positioned with highly recognizable brands and a strong management team. I look forward to working with Yavor and the next generation of leaders to build upon the success we have achieved.”

About Turning Point Brands
Turning Point Brands (NYSE: TPB) is a manufacturer, marketer and distributor of branded consumer products, including alternative smoking accessories and consumables with active ingredients, through its iconic core brands Zig-Zag® and Stoker’s® and its emerging brands within the NewGen segment. TPB’s products are available in more than 210,000 retail outlets in North America, in addition to sites such as www.zigzag.com, www.nu-x.com and www.solacevapor.com. For the latest news and information about TPB and its brands, please visit www.turningpointbrands.com.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the federal securities laws. Forward-looking statements may generally be identified by the use of words such as “anticipate,” “believe,” “expect,” “intend,” “plan” and “will” or, in each case, their negative, or other variations or comparable terminology. These forward-looking statements include all matters that are not historical facts. By their nature, forward-looking statements involve risks and uncertainties because they relate to events and depend on circumstances that may or may not occur in the future. As a result, these statements are not guarantees of future performance and actual events may differ materially from those expressed in or suggested by the forward-looking statements. Any forward-looking statement made by TPB in this press release, its reports filed with the Securities and Exchange Commission (the “SEC”) and other public statements made from time-to-time speak only as of the date made. New risks and uncertainties come up from time to time, and it is impossible for TPB to predict or identify all such events or how they may affect it. TPB has no obligation, and does not intend, to update any forward-looking statements after the date hereof, except as required by federal securities laws. Factors that could cause these differences include, but are not limited to those included it the Company’s Annual reports on Form 10-K, Quarterly Reports on Form 10-Q and other reports filed by the Company with the SEC. These statements constitute the Company’s cautionary statements under the Private Securities Litigation Reform Act of 1995.

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Media Contacts

Turning Point Brands, Inc.:
Raquel Cona
KCSA Strategic Communications
212.896.1204
rcona@kcsa.com

Investor Contacts

Turning Point Brands, Inc.:
Louie Reformina, Senior Vice President, CFO
Turning Point Brands, Inc.
502.774.9238
ir@tpbi.com